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                                  EXHIBIT 4.142

                           API ELECTRONICS GROUP INC.
                              505 University Avenue
                                   Suite 1400
                               Toronto, ON M5G 1X3

                                                                February 6, 2003

Mr. Walter Weiner
c/o TM Systems, Inc.
830 Willis Avenue
Albertson, NY 11507

Dear Walter:

          Re: Your Employment

This letter will confirm your employment as an executive officer of our wholly-owned subsidiary, TM Systems II, Inc. for a period of one year beginning today. Your annual salary shall be $100,000.00, the payment of which shall be the joint and several obligation of API Electronics Group, Inc. and TM Systems II, Inc. In addition to your annual salary, you shall be entitled to reimbursement for your reasonable business expenses incurred, and shall be entitled to participate in API's existing corporate health plan, or you shall be reimbursed for 100% of the cost of maintaining your current health insurance plan, whichever is more advantageous to you.

You shall report to Tom Mills. You shall not be required to commute beyond the distance of your current commute, except for periodic visits to API's Suffolk County, New York facilities as may be necessary. Your duties shall involve aiding and assisting in the transition of TM Systems, Inc. to its new ownership and rendering services of the type and substantially at the schedule maintained prior to the sale of your company. If your employment is terminated for any reason other than your commission of an act of theft or embezzlement against the company, or the willful and sustained neglect of your duties for a period of thirty (30) days after you have received written notice thereof, your salary and benefits shall be due and payable for the duration of the one-year term.

Please countersign below to indicate your acceptance of the terms hereof.

                                            Very truly yours,
                                            TM Systems II, Inc. and
                                            API Electronics Group Inc.


                                            by:
                                               ---------------------------------
                                               Name:
                                               Title:

AGREED AND ACCEPTED:


----------------------------
WALTER WEINER